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                                                   Exhibit 99.1


PRESS RELEASE

CONTACTS:
--------
C. William Carey
Little Switzerland, Inc.
(340) 776-2010

Mary Ellen Goodall
Walter Denby
D.F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE
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             LITTLE SWITZERLAND ANNOUNCES SETTLEMENT OF LITIGATION
             -----------------------------------------------------
                                 WITH JEWELCOR
                                 -------------

     ST. THOMAS, U.S. VIRGIN ISLANDS, January 26, 1999.....Little Switzerland,
Inc. (NASDAQ:LSVI), today announced that it had entered into a settlement agreement with Jewelcor Management, Inc. regarding the lawsuit it had brought against Little Switzerland. This settlement agreement provides that Jewelcor will dismiss its lawsuit seeking an order requiring the election of four directors at the next annual meeting of stockholders of Little Switzerland.
It also provides that Jewelcor will not contest the Company's annual meeting date of February 25, 1999, the record date of January 8, 1999 and the nomination and proposal date of December 28, 1998. Further, Jewelcor has agreed not to challenge the decision by the Board of Directors of Little Switzerland to fix the number of directors at four and the decision that two of the four directors will be subject to election at the annual meeting. Little Switzerland has agreed to reimburse Jewelcor for legal fees and expenses it incurred in this lawsuit up to $18,500.

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating
23 stores on nine Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.